 EXHIBIT 10.3

TERM OR INSTALLMENT LOAN RIDER TO PROMISSORY NOTE

LOAN(S) DENOMINATED IN U.S. OR OTHER CURRENCY

LIBOR-BASED RATE

This Rider is referred to in paragraph 3 of, and constitutes a part of, an Amended and Restated Promissory Note in the amount of $8,083,333.37 from Borrower to the Bank dated as of February 24, 2014.

Specific Terms

(a) Margin: 3.50% per year

(b) Interest Period: See Paragraph 3(f) below.

Borrower agrees to the above Specific Terms and to all of the Terms and Conditions set forth below.

Print Borrower’s Name: ARK RESTAURANTS CORP., a New York corporation

(Signature)	By:	/s/ Robert Stewart	(Signature)	By:
Print Name:	Robert Stewart	Print Name:
Print Title:	President	Print Title:

Terms and Conditions

Certain capitalized terms are defined in paragraph 3.

1.	Payment of Principal and Interest. Subject to the other provisions of the Note:

(a)	Obligation, Time and Manner of Payment. Subject to the other provisions of the Note and this Rider, the Outstanding Principal Amount shall be due and payable at the applicable Payment Date. Unless specified otherwise in the Note or in a Rider thereto, every payment to be made by or on behalf of the Borrower under the Note shall be made in U.S. Dollars, and the designation of U.S. Dollars as the currency of payment is of the essence. Every payment or delivery under the Note by or on behalf of Borrower of any money denominated in any Currency shall be made at the Office and/or to such account or accounts as the Bank may designate from time to time by notice to Borrower, in immediately available and freely transferable funds in the Currency in which the applicable obligation is denominated and in Currency that is unrestricted, unblocked and free of exchange controls, without set off, counterclaim, withholding or deduction of any kind whatsoever. Except as otherwise provided herein, any payment due under the Note on a day that is not a Business Day shall be payable on the next succeeding Business Day.

(b)	Loan Rate. Interest on any Outstanding Principal Amount shall accrue at the LIBOR-Based Rate; provided, however, that if the Bank determines (i) that by the Determination Time (A) by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining an applicable LIBOR rate or it is impractical for the Bank to fund or continue to fund the Outstanding Principal Amount during the applicable Interest Period, or (B) quotes for funds in the relevant Currency in sufficient amounts comparable to the relevant Outstanding Principal Amount and for the duration of the applicable Interest Period would not be available to the Bank in the London Interbank Market, or (C) quotes for funds in the relevant Currency in the London Interbank Market will not accurately reflect the cost to the Bank of making a Loan or of funding the relevant Outstanding Principal Amount during the applicable Interest Period, or (ii) that at any time the making or funding of loans, or charging of interest at rates, based on LIBOR shall be unlawful or unenforceable for any reason, then as long as such circumstance(s) shall continue, interest on the relevant Outstanding Principal Amount shall accrue at the Alternate Rate.

(c)	Payment and Calculation of Interest. Interest shall be payable (i) at each Payment Date or (whenever the Applicable Rate is a Variable Prime-Based Rate) monthly, (ii) at the Due Date and (iii) at any time that any Outstanding Principal Amount or part thereof is paid. Interest shall be calculated as set forth in the Note.

(d)	Currency of Payment. Upon any failure of Borrower to pay or deliver any amount of Currency when due, the Bank may, at its option in its sole discretion, require Borrower to pay the equivalent of such amount in any other Currency, computed at the Bank’s selling rate for such Currency at the place where such amount is due. The receipt by the Bank of any amount in respect of any obligation under the Note in a Currency other than that in which such amount was originally due, whether pursuant to a judgment or arbitration award or pursuant to the provisions of the Note or any agreement or otherwise, shall not discharge Borrower with respect to any such obligation except to the extent that on the first day on which the Bank is open for business immediately following such receipt, the Bank shall be able, in accordance with normal banking practice, to purchase the Currency in which such amount was due with the Currency received. If the amount so purchasable shall be less than the original amount of the Currency in which such amount was due, Borrower shall, notwithstanding any judgment or arbitration award, indemnify and hold the Bank harmless against any loss sustained by it. Borrower shall in any event indemnify the Bank against any and all costs incurred by it in making any such purchase of Currency.

2.	Bank’s Conclusive Determinations and Schedule. The Bank’s determination with respect to any matter hereunder shall be conclusive, final and binding on Borrower, absent manifest error. The Bank shall from time to time record the date and amount of each Loan, the Applicable Rate, each date on which any part of principal, interest or any other amount shall be due and payable, and the amount and date of each payment of principal, interest or any other amount, on a schedule, which in the Bank’s discretion may be computer-generated and/or may be taken from the Bank’s general books and records, and which schedule is incorporated in, and is a part of, the Note and this Rider (the “Schedule”). The Schedule shall be conclusive, final and binding upon Borrower, absent manifest error, provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of Borrower to pay all amounts owed to the Bank under the Note. Without limiting the foregoing, Borrower acknowledges that the Interest Period and the Applicable Rate with respect to any Outstanding Principal Amount are subject to the Bank’s consent ordinarily negotiated between Borrower and the Bank by telephone, and Borrower agrees that in the event of any dispute as to any of the terms of any Loan, the determination of the Bank and its respective entry with respect thereto on its books and records and/or on the Schedule shall be conclusive, final and binding on Borrower, absent manifest error.

3.	Definitions. Each capitalized term not defined herein shall have the meaning ascribed thereto in the Note. The following definitions apply in this Rider and in the Note, and shall prevail over any different definitions in the Note.

(a)	Alternate Rate: an annual Variable Prime-Based Rate equal to the Prime Rate plus the Margin.

(b)	Applicable Rate: whichever of the Loan Rate or Increased Rate is the applicable interest rate at any time with respect to any Outstanding Principal Amount.

(c)	Currency: money denominated in the lawful currency of any country (including but not limited to the lawful currency of the United States) or any unit of account or single or unified currency of the European Community.

(d)	Determination Time: 12:00 noon (or any later time determined by the Bank in its sole discretion), New York City time, of a Working Day that is three Working Days prior to the date of the Loan.

(e)	Due Date: the date set forth in paragraph 1(b) of the Note or, if the Bank has extended such date pursuant to paragraph G(5) of the Note or by an agreement with Borrower, such extended date.

(f)	Interest Period: any term of 1 day, 1 week, 30 days, 60 days or 90 days, as selected by Borrower. A term shall not be considered an “Interest Period” during any period that the Applicable Rate is a Variable Prime-Based Rate. Each Interest Period shall commence immediately at the end of the preceding Interest Period, if any. If there had been no immediately preceding Interest Period with respect to any Outstanding Principal Amount, the Interest Period shall commence on the first Business Day on which (i) such amount shall be outstanding and (ii) the Applicable Rate is not a Variable Prime-Based Rate. If any Interest Period would otherwise come to an end on a day that is not a Working Day, its termination shall be postponed to the next day that is a Working Day unless it would thereby terminate in the next calendar month. In such case, such Interest Period shall terminate on the immediately preceding Working Day.

(g)	LIBOR for each Interest Period: the rate per annum (carried out to the fifth decimal) equal to the rate determined by the Bank to be the offered rate on a page or service (whether provided by Bridge Telerate, Reuters, Bloomberg or any other service) that displays an average British Bankers Association Interest Settlement Rate for deposits in the applicable Currency (for delivery on the first Working Day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Working Days prior to the first Working Day of such Interest Period. At the Borrower’s request, the Bank will provide the Borrower with identifying information with respect to the page or service so used by the Bank. If the Bank determines that the rate referenced in the first sentence of this paragraph is not available, then “LIBOR” will mean, as applicable to any Interest Period, the rate determined (i) on the basis of the offered rates for deposits in the applicable Currency with a term equivalent to such Interest Period, which are offered by four major banks selected by the Bank in the London interbank market at approximately 11:00 a.m. London time, on the Working Day that is two (2) Working Days prior to the first Working Day of such Interest Period; or (ii) by applying such other recognized source of London Eurocurrency deposit rates as the Bank may determine from time to time. If the Bank determines in its sole discretion that LIBOR cannot be determined or does not represent its effective cost of maintaining a Loan, then interest shall accrue at the effective cost to the Bank to maintain the Loan (as determined by the Bank in its sole discretion).

(h)	LIBOR-Based Rate: an annual rate equal to LIBOR plus the Margin, as determined by the Bank.

(i)	Loan: (i) any loan advanced by the Bank to Borrower under the Note, (ii) any rollover by the Bank of any such loan that is otherwise due and payable, or (iii) any conversion of the Applicable Rate for any Outstanding Principal Amount from a rate that is a Variable Prime-Based Rate to one that is not, or vice versa.

(j)	Loan Rate: the interest rate determined under subparagraph 1(b).

(k)	Margin: as set forth under Specific Terms or, if not so set forth, 2% per year.

(l)	Note: the note of which this Rider is a part (including any and all riders and amendments to the Note).

(m)	Outstanding Principal Amount: the outstanding principal amount of each Loan.

(n)	Payment Date: the last Business Day of the applicable Interest Period or, if the applicable Loan Rate is a Variable Prime-Based Rate, the Due Date.

(o)	Working Day: a Business Day on which banks are regularly open for business in London.

4.    Renewal Status; Security. This Rider, and the Amended and Restated Promissory Note of even date herewith issued by Borrower in favor of Bank in the principal amount of $8,250,000.00, of which this Rider constitutes a part (collectively the “New Note”) constitutes a renewal, amendment and restatement of that certain Promissory Note dated as of February 25, 2013 issued by Borrower to the order of Bank in the principal amount of $3,000,000.00 and that certain Term or Installment Loan Rider to Promissory Note Loan(s) Denominated in U.S. or Other Currency LIBOR-Based Rate dated February 25, 2013 issued by Borrower in favor of Bank (collectively, the “Prior Note”) for the outstanding principal balance thereof (such balance being $2,083,333.37) and an increase of such sum by $6,000,000.00, but is not intended to extinguish or satisfy the indebtedness evidenced by the Prior Note or to create a novation thereof. Payment of the New Note is secured by, among other things, a Mortgage, Assignment of Rents and Security Agreement, of approximately even date herewith, made by Ark Rustic Inn Real Estate LLC, a Delaware limited liability company, in favor of Bank, encumbering certain property owned by Ark Rustic Inn Real Estate LLC, a Delaware limited liability company, in Broward County, Florida, and all extensions, renewals, consolidations and modifications thereof and replacements therefor.